SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K
                Current Report Pursuant to Section 13 or 15(d) of
                           The Securities Act of 1934

        Date of Report (Date of earliest event reported): August 3, 2001

                        HOME PROPERTIES OF NEW YORK, INC.
             -------------------------------------------------------
             (Exact name of registrant as specified in its charter)

                           Maryland 1-13136 16-1455126
                   ---------------- ------------ -------------
             (State or other jurisdiction (Commission (IRS Employer
                 of incorporation) File No.) Identification No.)


                  850 Clinton Square, Rochester, New York 14604
-----------------------------------------------------------------------------
               (Address of principal executive offices) (Zip code)

       Registrant's telephone number, including area code: (716)546-4900


                                 Not Applicable
       ------------------------------------------------------------------
              (Former name or former address, if changed since last
                                    report.)

Item 7. FINANCIAL STATEMENTS AND EXHIBITS

       c.    Exhibits

     Exhibit 10. 1 Purchase and Sale Agreement by and between Sandalwood Co-Op, Inc. and Home Properties of New York, L.P., dated April 12, 2001
          Exhibit 10.2 Contribution Agreement by and among Home Properties of New York, L.P. and Lincolnia Limited Partnership, dated April 30, 2001.

     Exhibit 10.3 Purchase and Sale Agreement between Windsor at Hauppauge Limited Partnership and Home Properties of New York, L.P., dated as of May , 2001. Exhibit 99.1 Press Release

         Exhibit 99.2      Supplemental Information

Item 9.  Regulation FD

         On August 3, 2001, the Registrant issued a press release announcing its results for the second quarter of 2001. The related press release is attached hereto as Exhibit 99.1.

         Attached as Exhibit 99.2 is information supplemental to the financial information contained in the August 3, 2001 press release.

         On August 3, 2001, the Registrant held its second quarter 2001 investor conference call. Also, the conference call included slides shown during the conference call, and the written description of those slides is included in the following script from that conference call:

SLIDE 1: This slide contains the logo of Home Properties of New York, Inc. as well as the following statements: Second Quarter 2001 Earnings Conference Call and Webcast August 3, 2001.

Good morning. Thank you for participating in our second quarter earnings conference call. We are broadcasting this call live over the Internet. You can view supporting, synchronized slides via our Web site at www.homeproperties.com. The complete webcast will be available for playback through our web site within about 90 minutes following its conclusion.
For those of you who were on our call last quarter, you may remember that we fielded one question, and much to our surprise had no more questioners. Little did we know that the wrong instructions may have been given out in order to get into the queue.
We will make sure that does not happen again.
I would also like to refer invited participants to the phone number on their invitation previously faxed to them - the only number that can be used for questions. The number referred to in the press release issued this morning is for a "listen only" mode. If you need the number, please call us at area code 716, 246-4140 and Yvonne will provide those authorized with the number.

SLIDE 2: This slide contains the following caption: "Conference Call Participants" followed by photographs of Norman Leenhouts, Chairman and Co-CEO, Ed Pettinella, Executive Vice President and Director, David Gardner, Sr. Vice President and Chief Financial Officer and Charis Copin, Director, Investor Relations. Below the photographs is written "Home Properties Central Office
(716) 546-4900.

(David continued)
Here with me this morning are Norman Leenhouts, Chairman and Co-Chief Executive Officer, Ed Pettinella, Executive Vice President and Charis Copin who recently joined Home Properties as Director of Investor Relations, reporting to me. Before joining us, Charis headed investor relations for four years at PSC, Inc., a manufacturer of bar code scanners. Prior to that, she held various senior management positions with Rochester Community Savings Bank, a financial services institution that has since been acquired by Charter One Financial. At RCSB, Charis started the IR program in 1986 when the company went public. We're glad to have Charis bring her broad experience to Home Properties.
(Charis)
Thank you David. I'm looking forward to getting rapidly up the curve on the industry and working with our investors.


SLIDE 3: This slide contains the following caption: "Forward Looking Statement" followed by the following statement: "This presentation contains forward-looking statements. Although the Company believes expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that these expectations will be achieved."

(Charis continued)
Before we begin, I would like to remind you that some of our discussion this morning will involve forward-looking statements. Please refer to the safe-harbor language included in our press release, which describes certain risk factors that may impact our future results. Also, please be aware that this call is being recorded and members of the press may be participating.
I will assume that all of you have already seen our earnings press release, which was issued early this morning. We have also made available several pages of supplemental schedules. If you didn't receive this information and would like to get on our fax list, give us a call. The press release and supplemental schedules are also available today on our web site.
Now, I will turn it back to David to discuss our financial results for the quarter.

SLIDE 4: This slide contains the following title: "FFO Per Share". The slide also contains a graph listing Q2 2000 and Q2 2001 from left to right along the x-axis. Along the left side of the y-axis are the points $0.00, $0.20, $0.40, $0.60 and $0.60. There is a bar above the point on the x-axis marked Q2 2000 with the figure $0.74 printed above the bar and there is a bar above the point on the x-axis marked Q2 2001 with the figure (+5%) printed at the top inside the bar and $0.78 printed above the bar.

(David)
Thanks, Charis.
We were very pleased with our results for the second quarter which were in line with analysts' consensus estimates. We generated 16% growth in total Funds From Operations, with FFO per share up 5% over the year ago quarter, at 78 cents on a diluted basis.
I wanted to point out that our reported numbers this year have not included any write-offs for technology investments, unlike some in our industry. That is not to say we have not been pursuing certain technology initiatives. We have just partnered up with providers where the need to invest our own capital was not required.

SLIDE 5: This slide contains the following title: "Core Property Performance *". The * is noted at the bottom of the slide: "Reflects 32,700 apartment units owned throughout 2000 and 2001." The following table is also on the slide:


                         2Q 2000  2Q 2001

Rental Rates                       +6.7%
Rental Revenues                    +6.4%
Other Income                      +10.7%
Total Income                      + 6.5%
Operating Expenses                + 4.3%
Net Operating Income              + 8.1%

Occupancy Percentage      94.5%    94.2%


(David continued)
During the quarter, we also saw improvement in our core property performance compared to last year's second quarter. We achieved 6.4% growth in core property rental revenues, as a result of rental rate increases, which averaged 6.7%, offset by a slight decline in occupancy of 30 basis points.
We are most pleased with the 6.7% growth experienced in rental rates, which represents a new record, beating our previous high of 6.2% achieved in the first quarter this year. "Other income" at our core communities increased by 10.7% this quarter, reflecting our ongoing successful efforts to increase ancillary income. Most of these additional revenues represented a broad mix of fees and charges, including laundry, cable, and net profits from corporate apartments.
On the expense side, we were able to absorb increases in gas and insurance costs, containing the increase in expenses at our core properties to 4.3% compared to the second quarter last year. Overall, net operating income was up a solid 8.1%.

SLIDE 6: This slide contains the following title: "Core Property Operating Expenses", followed by the following table:
                                           2Q Year-over-Year Change
                                      $ (000's)                  %
                                      ---------                 ---
Gas                                   $   987                  64.7%
Insurance                                 407                 114.0%
Real Estate Taxes                         419                   6.3%
Personnel                                (414)                 (5.7)%
Repairs & Maintenance                    (478)                 (8.1)%
Other Expenses                            274                   4.5%
                                        -----                  -----
Total Expenses                         $1,195                   4.3%

(David continued)
While overall expense control was favorable, this slide focuses on the expense categories which had the most significant changes during the second quarter versus a year ago. A more detailed comparison of all expense items for core communities is included in the supplemental schedules.
As shown here, the major areas of increase occurred in gas, insurance and real estate taxes. Gas costs at our core communities were up 65% for the quarter, an increase which is consistent with our experience from the first quarter of 2001. Extraordinary increases in national gas prices have been well documented in previous conference calls and press releases. In a few minutes, Ed will review our success in managing our exposure to volatile natural gas costs using forward contracts.
Insurance, even though it is up 114%, came in as expected, consistent with our premium increase in November of 2000 that was discussed on the year-end conference call. Finally, real estate taxes were up 6%, certainly a few percentage points higher than inflation but within our budgeted expectations. Offsetting these increases were decreases in personnel and repair and maintenance costs. Both of these line items seem to be benefiting from the increased level of capital expenditures and upgrading over the last couple years at our Core communities. The physical improvements have enabled us to operate many of our properties more efficiently.


SLIDE 7: This slide contains the following title: Same Property NOI Growth". This slide also contains a graph listing the years 1991, 1992, 1993, 1994, 1995, 1996, 1997, 1998, 1999, 2000, 1Q 2001, 2Q 2001 and 2001 HME Est. from left to right along the x-axis. Along the left side of the y-axis are the points 0.0%, 1.0%, 2.0%, 3.0%, 4.0%, 5.0%, 6.0%, 7.0%, 8.0%, 9.0% and 10.0%. There are bars above each point on the x-axis with the following figures marked: 1991 - 4.4%, 1992 - 1.8%, 1993 - 2.7%, 1994 - 2.2%, 1995 - 5.0%, 1996 - 5.9%, 1997 - 8.4%,
1998 - 6.9%, 1999 - 9.0%, 2000 - 7.6%, 1Q 2001 - 0.5%, 2Q 2001 - 8.1% and 2001
HME Est. - 7.0%.

(David continued)
For the quarter, net operating income growth was a solid 8.1%. We estimate NOI growth for the full year to be about 7%, slightly lower than previous years. Keep in mind that the year's result is negatively affected by the weak first quarter result of 0.5% NOI growth, reflecting the burden of extremely high heating costs. The good news is that the average for the second through fourth quarters is expected to be very respectable, with over 9% NOI growth projected. Our current estimate of 7% NOI growth for the full year is slightly less than the 7.8% guidance we originally gave at the beginning of the year. As stated in the press release, the weakened economy has resulted in lower occupancy and, therefore, lower revenue growth in some of our regions than originally budgeted. We anticipated achieving 7.5% same store rental growth for 2001 which has averaged 6.6% year-to-date. It is only prudent to assume similar growth for the balance of the year.
As we have explained many times before, some of our same-property NOI growth reflects a return on incremental investments in our communities above and beyond normal capital replacements. After charging ourselves a 10% cost of capital on these additional expenditures, the adjusted NOI growth that was added to the bottom line during the second quarter of 2001 is estimated to be about 4.1%.

SLIDE 8: This slide contains the following title: "Market Breakdown" with the following table presented:

                                                              6/30/2001
                                                              % Owned
       Market                       # of Units                 Portfolio
       ------                       ----------                ----------
Baltimore, MD                       7,347                     18.6%
Eastern PA                          6,276                     15.9%
Detroit, MI                         5,693                     14.4%
DC/Northern VA                      2,935                     7.4%
Rochester, NY                       2,893                     7.3%
New Jersey                          2,657                     6.7%
Chicago, IL                         2,018                     5.1%
Buffalo, NY                         1,644                     4.2%
Long Island                         1,636                     4.2%
All Others                          6,341                     16.2%
                                    -----                     -----
Total Units                        39,440                    100.0%


(David continued)
The supplemental schedules show the breakdown of owned communities by market area. Property-by-property comparisons are also included and grouped by region. Every community has its own unique story. However, each of our markets is supporting positive growth in rental rates.
The regions with the lowest growth in rental rates and NOI were in Upstate New York - Buffalo, Rochester, and Syracuse. Rental growth of 3.1% for these regions was less than half of the 6.7% experienced for the entire portfolio. We will continue to identify properties in these slower growth markets as potential sale candidates. Occupancy levels throughout our portfolio remain quite healthy, averaging 94.2%. On a same-property comparison, we currently are about one percent behind in occupancies compared to a year ago. We certainly have been very aggressive in increasing rents to recover the increase in utility costs, and this dip in occupancy is what has led us to revise guidance.
By looking at four regions - which cover 86% of our same-store results - we can give you a sense of where the occupancy changes have occurred. The Mid-Atlantic region, including Baltimore and Washington, DC, with 27% of same-store units, is at 95.7% today, up 0.2% from a year ago.
Upstate New York, representing 25% of same-store units, is at 95.1% today versus 95.7% a year ago, a drop of 0.6%. The Philadelphia region, with 19% of same-store units, is at 94.4% today, down 2.4% from a year ago. And finally Detroit, representing 15% of same-store units, is at 95.2% today, versus 96.8% a year ago, a drop of 1.6%.
While a softening in any market is certainly not good news, we continue to feel pretty well protected with properties in the Class B apartment sector with rent, including utilities, averaging only $777 per month.


SLIDE 9: This slide has the title "Other Corporate Income (000's) with the following table presented:

                                    Q2 '00           Q2 '01
                                   -------           ------
Management fees                     $1,245           $1,376
Development fees                       676                -
Interest Income                          -              480
Other                                   97               11
General & Administrative            (1,905)          (  739)
Interest expense                    (  488)          (  382)
Depreciation                        (  116)          (  119)
Taxes                               (   32)          (   11)
                                    ------            -----
Total Other Income                  ($ 523)          $  616

COMBINED EBITDA                    $    66           $  649


(David continued)
"Other Corporate Income" of $616,000 during the second quarter reflects net results from management and development activities. Detailed information on the breakdown of this income is included in the supplemental packets and summarized on this slide for webcast listeners.
As a reminder, at the end of 2000, we were successful in closing the sale of the affordable housing development business to the key personnel who ran that division. Looking at some of the individual line items, management fee revenues increased 10.5%. As we have sold our development business, there was no development fee revenue this year, compared to almost $700,000 a year ago. At the same time, general and administrative costs allocated to this activity were reduced by almost $1,200,000. With that, I'll turn it over to Ed.


SLIDE 10: This slide has the following title: "Recently Acquired Communities" with the following table presented:

                                                     Price
Market                              Units            (000's)
------                              -----            -------

Baltimore                            1,115           $  46.0
Chicago                                563              27.6
Detroit                                662              26.1
Long Island                            942              68.8
No.VA/DC                             1,345             107.4
Philadelphia                         2,113             135.9
                                     -----             -----

Total 2000 and 2001                  6,740            $411.8

(Ed)
Thank you, David.
All of the property results discussed so far have pertained to the 32,700 apartment units owned since the beginning of 2000. We continue to have positive news concerning the 6,740 units in communities recently acquired. These communities generated net operating income during the second quarter which approximated a 9.7% yield on our total investment of over $400 million. This is down slightly from our typical double-digit initial returns, but still in line with announced expectations. We see tremendous future upside in these communities beyond the initial returns.

SLIDE 11: This slide contains the following title: "Natural Gas" and the following subtitle: "Henry Hub NYMEX Monthly Settle - January 1996 - July 2001". The slide also contains a graph with an x-axis listing the months 1/1/96, 5/1/96, 9/1/96, 1/1/97, 5/1/97, 9/1/97, 1/1/98, 5/1/98, 9/1/98, 1/1/99, 5/1/99,
9/1/99, 1/1/00, 5/1/00, 9/1/00, 1/1/01 and 5/1/01 from left to right. The y-axis has the points: $1.50, $2.50, $3.50, $4.50, $5.50, $6.50, $7.50, $8.50, $9.50
and $10.50 from bottom to top. The x-axis months each have a point marked above them, with the spaces in between the months listed also having points marked. The points marked on the graph for the months listed are as follows:

         1/1/96            $2.66
         5/1/96            $2.41
         9/1/96            $2.21
         1/1/97            $2.39
         5/1/97            $2.24
         9/1/97            $3.08
         1/1/98            $2.28
         5/1/98            $2.17
         9/1/98            $2.43
         1/1/99            $1.78
         5/1/99            $2.36
         9/1/99            $2.74
         1/1/00            $2.66
         5/1/00            $4.36
         9/1/00            $5.19
         1/1/01            $5.71
         5/1/01            $4.89

(Ed continued)
This may be the last time we refer to this five-year graph of natural gas prices.
After peaking in December and January at a high point at over $10 per decatherm, we have seen a consistent downward trend. The first quarter of 2001 averaged $5.67 per decatherm and the second quarter averaged $4.67. The last monthly settle for July, 2001 saw the price at $3.18. This market trend is certainly a big positive for us, especially as we continue to fix our gas costs over the next few years.
We are pleased to report that, at this point, we are 84% covered with fixed contracts for next winter, with a plan to exceed our goal of 90% by the end of the third quarter. In addition, we have contracts extending out through the 2002-2003 heating season for 65% of our natural gas needs. We have diversified our risk by staggering contract term expirations.
The process of monitoring and negotiating contracts will be an ongoing, continuous effort in order to achieve predictable results for this very significant expense item in our overall budget. The contracts in place for this winter and next winter have a weighted average cost per decatherm of about $4.95. At this dollar level, and based on the high percentage of contracts in place, we believe the volatility seen in our financial results caused by high heating costs for the first quarter will not be repeated. We believe the lower net operating income growth quarters are now behind us. We are positioned for the next six quarters to average high single digit same-store NOI growth.
The combination of this internal growth, coupled with assumed external growth, will result in FFO growth per share approaching 9% for the third quarter, with double digit growth projected for the fourth quarter. Our guidance for 2002 suggests FFO growth per share at between 8% and 9%.

SLIDE 12: This slide has the title "Conservative Capital Structure". The slide also contains a pie chart. On the left above the pie chart there is a box within which is stated: "Equity, 60%, followed by Common Stock (49%), Convertible Preferred (16%) and Operating Partnership Interests (35%)". On the right above the pie chart is a box within which is stated: "Debt, 40%, followed by Fixed (96%) and Floating (4%)". The pie chart is divided into five pieces: the largest part is labeled "Fixed Rate Debt", followed by (in order of size) "Common Stock", "Operating Partnership Interest", "Convertible Preferred", and "Floating Rate Debt". Below the pie chart is the caption: "$2.3 Billion Total Market Capitalization". On the lower left of the slide is the caption: "*$30.10 per share at 6/30/01".

(Ed continued)
With a stock price of $30.10 per share at the end of the quarter, leverage was 40.3% on our total market capitalization of $2.3 billion at the end of June. Nearly all of our debt was at fixed interest rates, with weighted average maturities of about ten years and an average interest rate of 7.4%. $32 million of floating rate debt was outstanding on our $100 million unsecured revolving credit facility. Our interest coverage ratio was 3.2 times for the quarter; and our fixed charge ratio, which includes preferred dividends, averaged 2.4 times coverage.
These coverage ratios are both higher than what we experienced in the first quarter. At that time, we told you that we expected these ratios would rebound. Just like most other financial indicators reported, these ratios were negatively affected by extraordinarily high operating costs in the first quarter. I'm happy to report to you today that we're now roughly back at the levels we had anticipated.


SLIDE 13: This slide has the title "Equity Issued (000's) - Second Quarter", followed by the table set forth below:


         OP Units                     $16.2
         DRIP Shares                    5.0
         Repurchases                   (2.4)
                                      -----
                                      $18.8


(Ed continued)
During the second quarter we issued a net of $18.8 million in equity, primarily from the issuance of OP units valued at $16.2 million in connection with the acquisition of Virginia Village in Alexandria, Virginia. We also had purchases in our DRIP of $5 million during the quarter, at an average price of $28.22 per share. You may recall that last quarter we told you that we had changed the terms of the Plan to reduce the level of participation, given that at the time our stock had been trading consistently below the Company's estimate of net asset value. The changes to the DRIP went into effect on April 1. At that time, the discount on cash purchases and dividend reinvestments was reduced from 3% to 2% and the amount that could be invested through optional cash purchases was reduced from $5,000 to $1,000. We achieved the desired effect, with $5 million raised in the DRIP in the second quarter, down substantially from purchases in the first quarter of $15.7 million. The Company also repurchased $2.4 million of common shares at an average price of $27.70 through its stock repurchase program.


SLIDE 14: This slide has the title "Net Asset Valuation (000's)" and is followed by the table set forth below:

                                      9.0%           9.5%              10.0%
                                      Cap            Cap                Cap
                                      ---            ---               ----
Real Estate Value                   $2,431         $2,303             $2,188
Other Assets/Liab.                    (836)          (836)              (836)
                                    ------          ------            -------

Net Asset Value                     $1,595         $1,467             $1,352

NAV Per Share                       $35.43         $32.59             $30.03


(Ed continued)
Our supplemental information contains a complete presentation of our calculation of Home Properties' Net Asset Value. Last quarter, we presented a range of cap rates between 9.0% and 9.75%. We suggested that the lower range, using a nominal cap rate of 9%, was the proper rate, producing an NAV of about $32.75 per share. At the time, our stock was trading about 12% below this level.
During numerous meetings in San Francisco at NAREIT's Institutional Conference, I brought up the subject of methodology used by the various sell side and buy side analysts. Most models we have seen use a higher cap rate than 9% for calculating Home's NAV.
We have first hand experience selling properties, even in our slower growth markets, at cap rates close to 9%. We acknowledge that a higher cap rate may be more reflective of a longer time horizon. With that in mind, we have expanded our range to include 9% to 10%, settling on the mid-point of 9.5% as the value we will quote. This results in an estimate of current NAV of $32.59, a premium of about 7% compared to recent trading prices.
At this level, our appetite for repurchasing stock has been reduced, evidenced by a repurchase level of only $2.4 million in the second quarter compared to $30.1 million during the first quarter. With our stock trading much closer to net asset value, we are able to continue to use UPREIT units very effectively as currency for acquisitions. While units could be priced slightly below our estimate of NAV, these transactions typically enable us to acquire communities at even greater discounts to the market value of the properties.
Now, I will turn the discussion over to our Chairman.

SLIDE 15: This slide has the title "Achievements - Second Quarter 2001" and is followed by the following bullet points: o Return to solid NOI growth o Record rental rate growth of 6.7% o Acquisition yields averaging 9.7% o Successful investor meeting o Added depth with new employees o Successful disposition program

(Norman)  Thank you, Ed.  Good morning, everyone!
I will start by reviewing a list of our accomplishments during the quarter.
We are very pleased with the operating results which reflect same-store NOI growth in excess of 8%. For the second quarter in a row, we have set a new record for growth in rental rates at 6.7%. The $412 million of investment made in acquisitions over the past year and a half performed up to our expectations, with unleveraged yields during the first six months of 2001 averaging 9.7% on an annualized basis. With interest rates down, this is an excellent result.
Earlier this week we held the fourth annual meeting of a group we call our Significant Partners. These are individuals from whom we have purchased apartment communities in exchange for operating units and who are important to us in a number of ways. Of great significance is that collectively the 15 who attended this year represented about $220 million of equity contributed to the Company. Our objective is to keep this group well-informed because they are often helpful in introducing other apartment owners to us for future acquisitions, based on their positive personal experience selling their properties to us and their ongoing association with Home Properties. Those in attendance heard about our financial performance, our recent acquisition and disposition transactions and toured a couple of our Rochester-area properties. I'd like to bring you up-to-date on some recent additions and planned future additions to the Home Properties staff. We are very cognizant of the need to staff appropriately as we continue to grow and implement our succession strategy. Beside Charis, other recent additions include Bill Revers who has joined our acquisition team. Bill is working out of our Washington, DC office. He spent the last 11 years as head of acquisitions for Charles E. Smith's commercial REIT where he handled volumes up to $300 million in one year. Increased coverage in key markets is critical for us as competition for the purchase of apartments has become intense. We are also looking for an acquisitions person in the Chicago region.
Keith Knight is another addition to our team. Keith leads our procurement function and has excellent negotiating and purchasing experience, having owned a sales agency representing manufacturers in the home improvement industry for the past ten years. This too is an important area of focus as we expand and continue to hone the way we control our costs.
Recently, we commenced a national job search for a Senior Vice President for Property Management. This is a key position, particularly when you consider that we now have more than 51,000 units in 12 states employing more than 2,000 people. We feel the job requires significant leadership abilities and at least 10 years of senior-level property management experience. This person will report to my brother Nelson. The addition of this position is essential to our succession plan for Nelson to reduce his role. Our regional property managers, some of whom will have expanded roles, will report to this new position.
Of greatest importance, during the second quarter we were able to announce the initial actual results from our disposition efforts which have been managed in a manner which has not produced dilution to our shareholders.

SLIDE 16: This slide has the title "Disposition/Acquisition Strategy" and is followed by the following bullet points:

o        Sell $100-$200 million
o        Sell in 7 markets, more than 50% in Upstate New York
o Reinvest in higher growth acquisitions and/or opportunistic share repurchase
o        Focus on 1031 exchanges

(Norman continued)
As we've said previously, we still plan on selling $100 to $200 million of properties this year and reinvesting in higher growth markets. The properties we are selling are either in slower growth markets, less efficient to operate due to their remote locations and /or smaller size, or have simply reached a high level of their potential with little upside remaining. We continue to match sales with acquisitions using 1031 exchanges to defer taxable gains for our shareholders or to protect UPREIT investors.
The transactions provide the opportunity to improve shareholder value by recycling proceeds from the sale of property that is expected to produce an unleveraged IRR of from 9% to 10% with the purchase of property that will produce an unleveraged IRR of at least 12%, which is our hurdle rate for acquisitions.



SLIDE 17: This slide has the title "Managing Sale Proceeds" and is followed by the table set forth below:
                         #           #              Avg. $          Cap
                        Props.   Units     Total $  Per Unit        Rate
                        -----    -----     -------  --------        ----
Dispositions YTD         6       1,187   $  48.7    $41,000         9.1%
Acquisitions YTD         5       1,653   $ 137.2    $83,000         9.2%

o        Timing
o        No negative spread in initial cap rates

(Norman continued)
I'd now like to give you more detail on our property acquisition and disposition activities. We're very pleased with our results so far this year and are particularly pleased that our management of purchases and sales has received favorable analyst recognition since we've had no dilution.
This slide shows the results of the disposition of units year-to-date, all of which have been in Upstate New York. The timing of our six sales and five acquisitions worked well to avoid dilution. It seems to be common in our industry to sell properties first, receive proceeds, and temporarily park the proceeds in low yield investments. We have been very fortunate to be ahead of the curve for the most part with timing. In addition, as you'll note in the far right column, we also avoided a negative spread in initial cap rates, having disposed of properties at a weighted average rate of 9.1% and acquired properties at a weighted average expected first year cap rate of 9.2%.
While timing and matching are somewhat unpredictable, our goal is to continue the transaction process so we are buying first and then selling either simultaneously or slightly later at comparable cap rates.



SLIDE 18: This slide has the title "Disposition Example - Buffalo". The slide has three photographs, each with a subtitle and going from left to right: (1) Williamstowne, 528 units, 1994; (2) Fiarways, 32 units, 1997 and (3) Garden Village, 315 units, 1994. There is a box on the lower portion of the slide with the following information:

Total original purchase price               $25.0M
Total original purchase price per unit      $28,000

Total sales price                           $36.6M
Sales price per unit                        $41,000
Sale cap rate                                8.9%
IRR                                         13.9%

(Norman continued)
I'd like to review the results of the specific sale transactions.
These three properties in Buffalo were sold in one transaction. They were originally bought for a total of $25 million, or $28,000 per unit. Of the 875 units sold, 843 had been owned since our IPO in 1994. The total sales price was $36.6 million, or $41,000 per unit. The cap rate was 8.9%, based on the properties' 2001 budgeted net operating income after allocating 3% of rental revenues for management and overhead expenses and before normalized capital expenditures.
The sales price exceeded the undepreciated cost basis by $4.4 million, and over the ownership period, the properties achieved a 13.9% unleveraged internal rate of return.

SLIDE 19: This slide has the title "Disposition Example - Rochester". The slide has three photographs, each with a subtitle and going from left to right : (1) Hill Court, 95 units, 1997; (2) Ivy Ridge, 135 units, 1997 and (3) Springcreek, 82 units, 1994. There is a box on the lower portion of the slide with the following information:

Total original Purchase Price               $9.2M
Total original Purchase price per unit      $30,000

Total sales price                           $11.7M
Sales price per unit                        $38,000
Sale cap rate                                9.6%
IRR                                         12.6%

(Norman continued)
These three properties in or near Rochester were sold in two separate transactions. They were originally purchased for $9.2 million, or $30,000 per unit. The total sales price was $11.7 million, or $38,000 per unit. The cap rate was 9.6% and the unleveraged IRR produced was 12.6%.
Keep in mind that these financial results are for the weeds in our portfolio that we have selected for sale.

SLIDE 20: This slide has the title "Recent Acquisitions - Virginia" and has a photograph, with the following caption: " Virginia Village, Alexandria, VA, $27.0M - 344 units, $78,600 per unit".

(Norman continued)
Here are some examples of what we have acquired so far this year. Virginia Village is a 344 unit community located in Alexandria, Virginia, directly across the street from Orleans Village, which we acquired for $27 million this past November. The per-unit cost was $78,600.


SLIDE 21: This slide has the title "Recent Acquisitions - Long Island" and has a photograph, with the following caption: "Southern Meadows, Bayport, NY, $39.3M - 452 units, $87,000 per unit".

(Norman continued)
Southern Meadows is located on Long Island in the Town of Bayport. The property contains 452 units and was acquired in June for $39.3 million, or $87,000 per unit.

SLIDE 22: This slide has the title "Recent Acquisitions - Long Island" and has a photograph, with the following caption: "Home Properties of Hauppauge, Hauppauge, NY, $47.5M - 297 units, $159,900 per unit".

(Norman continued)
Home Properties of Hauppauge, with 297 units, is also located on Long Island. The property was bought for $47.5 million, or $159,900 per unit. The per unit purchase price is certainly much higher than our overall average price of just over $61,000 over the last year and a half. The property, however, fits all the criteria we look at when performing due diligence. It is important to realize that this property produces rents of $2 per square foot, compared to the Company average of 89 cents. In addition, the Central Long Island area represents one of the most dynamic apartment markets in the country, experiencing near double-digit compounded annual growth in rental revenue during the past four years.


SLIDE 23: This slide contains the following caption: "QUESTIONS & ANSWERS" followed by the photographs of Norman Leenhouts, Chairman and Co-CEO, Ed Pettinella, Executive Vice President and Director, David Gardner, Sr. Vice President and Chief Financial Officer and Charis Copin, Director, Investor Relations. Below the photographs is written "Home Properties Central Office
(716) 546-4900.

(Norman continued)
As a final comment, I would like to say how pleased we are to have the three quarters of steep escalation in natural gas costs behind us. With the contracts we now have in place for the next winter, we can look forward to little if any change in our heating costs on a same store basis which, with higher rental rates in place, will allow us to return to high single digit quarterly FFO per share growth rates.

That concludes our formal presentation. I'd now like to open up the phone lines for questions.

SLIDE 24: This slide contains the logo of Home Properties as well as the following statements: Second Quarter 2001, Earnings Conference Call and Webcast, August 3, 2001.

(David)
If there are no further questions, we'd like to thank you all for your continued interest and investment in Home Properties. Have a great day!

                                  SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


Dated:  August 3, 2001                      HOME PROPERTIES OF NEW YORK, INC.
                                                              (Registrant)


                                         By: /s/ David P. Gardner
                                             -----------------------------------
                                        David P. Gardner, Senior Vice President